Exhibit 99.1

 Tucows Reports Continuing Strong Financial Results for the First Quarter of 2015

– Quarter Highlighted by Adjusted EBITDA of $6.9 Million and Net Earnings of $0.25 Per Share as Ting Mobile Increasingly Contributes to Financial Results –

TORONTO, May 7, 2015 – Tucows Inc. (NASDAQ:TCX, TSX:TC), a provider of network access, domain names and other Internet services, today reported its financial results for the first quarter ended March 31, 2015. All figures are in U.S. dollars.

Summary Financial Results

(In Thousands of US Dollars, Except Per Share Data)

	3 Months Ended Mar. 31, 2015 (unaudited)	3 Months Ended Mar. 31, 2014 (unaudited)
Net revenue	40,468	34,402

Adjusted EBITDA[1]	6,893	3,314
Net income	2,834	477
Net earnings per common share	$0.25	$0.04
Net cash provided by (used in) operating activities	2,938	(39)

1.	This Non-GAAP financial measure is described below and reconciled to GAAP net income in the accompanying table.

Summary of Revenues and Cost of Revenues

(In Thousands of US Dollars)

	Revenue	Revenue	Cost of Revenue	Cost of Revenue
	3 Months Ended Mar. 31, 2015 (unaudited)	3 Months Ended Mar. 31, 2014 (unaudited)	3 Months Ended Mar. 31, 2015 (unaudited)	3 Months Ended Mar. 31, 2014 (unaudited)
Domain Services
Wholesale
OpenSRS Domain Service	21,175	21,649	17,548	18,235
Value-Added Services	2,242	2,604	536	541
Total Wholesale	23,417	24,253	18,084	18,776
Retail	2,876	2,384	1,220	1,015
Portfolio	1,248	1,053	172	244
Total Domain Services	27,541	27,690	19,476	20,035
Network Access Services	12,927	6,712	7,345	4,281

Network, other costs	-	-	1,222	1,144
Network, depreciation and amortization costs	-	-	204	183
Total revenue/cost of revenue	40,468	34,402	28,247	25,643

Note: Portfolio revenue for Q1 2015 includes a gain we recognized on the sale of our minority interest in .store as a result of this contested domain being resolved through a confidential private auction in February 2015.

“Continuing our momentum of last year, the first quarter was an excellent start to 2015,” said Elliot Noss, President and Chief Executive Officer, Tucows Inc. “With each quarter, the growth in Ting Mobile is having a greater impact on our financial results as we benefit from the operating leverage in our business. That impact is evident in the continued expansion of our gross margin percentage, which grew to 28%2 from 24%2 for the same quarter last year, while Adjusted EBITDA more than doubled to $6.9 million positioning us to come in comfortably above our previous guidance of $20 million for the full year. We look forward to continued growth in Ting Mobile alongside solid performance from our domains business as we ramp towards the launch of Ting Internet, our fiber-to-the-home initiative, later this year.”

Net revenue for the first quarter of 2015 increased 18% to $40.5 million from $34.4 million for the first quarter of 2014.

Adjusted EBITDA for the first quarter of 2015 increased 108% to $6.9 million from $3.3 million for the first quarter of 2014. Net income for the first quarter of 2015 increased to $2.8 million, or $0.25 per share, compared with $0.5 million, or $0.04 per share, for the first quarter of 2014. Both adjusted EBITDA and net income for the first quarter of 2015 benefitted from the sale of our minority interest in .store.

Cash and cash equivalents at the end of the first quarter of 2015 were $13.7 million, up from $8.3 million at the end of the fourth quarter of 2014 and $13.5 million at the end of the first quarter of 2014. During the first quarter of 2015, Tucows generated cash flow from operating activities of $2.9 million. In addition, the Company generated $6.6 million from its previously announced agreement to amend its .online joint venture relationship to a marketing agreement and received $3.5 million under its Amended Credit Facility to fund the Company’s previously announced acquisition of a controlling interest in Ting Virginia, LLC. The Company also used $7.7 million in cash to repurchase 408,000 shares of its common stock under its ongoing share buyback program and the modified “Dutch auction tender offer” that closed on January 7, 2015.

NOTES:

1. Adjusted EBITDA

Tucows reports all financial information required in accordance with United States generally accepted accounting principles (GAAP). Along with this information, to assist financial statement users in an assessment of our historical performance and to project our future earnings and cash flows, we typically disclose and discuss a non-GAAP financial measure, Adjusted EBITDA, on investor conference calls and related events that exclude non-cash and other charges as we believe that the non-GAAP information enhances investors’ overall understanding of our financial performance and the comparability of our operating results from period to period.

Adjusted EBITDA is one of the primary measures we use for planning and budgeting purposes, incentive compensation and to monitor and evaluate our financial and operating results. Adjusted EBITDA is not a measurement of financial performance under GAAP and should not be considered as an alternative to cash flow from operating activities or as a measure of liquidity or an alternative to net income as indicators of operating performance or any other measures of performance derived in accordance with generally accepted accounting principles. Because Adjusted EBITDA is calculated before recurring cash charges, including interest expense and taxes, and is not adjusted for capital expenditures or other recurring cash requirements of the business, it should not be considered as a measure of discretionary cash available to invest in the growth of the business. See the Consolidated Statements of Cash Flows included in the attached financial statements. Non-GAAP financial measures do not reflect a comprehensive system of accounting, differ from GAAP measures with the same captions and may differ from non-GAAP financial measures with the same or similar captions that are used by other companies. The use of certain non-GAAP financial measures requires management to make estimates and assumptions regarding amounts of assets and liabilities and the amounts of revenue and expense during the reporting periods. We base our estimates on historical experience and assumptions that we believe are reasonable. Actual results could differ from these estimates.

Adjusted EBITDA excludes depreciation expense, amortization of intangibles, income tax provision, interest expense, interest income, stock-based compensation, asset impairment, net deferred revenue, which comprises the change in deferred revenue, net of prepaid domain name registry and other Internet services fees, to reflect the material amount of cash we collect and pay for domain registrations and other Internet services at the time of activation, unrealized foreign exchange gain/loss from the translation of monetary accounts denominated in non U.S. dollars to U.S. dollars as well as the revaluation of foreign exchange contracts and our foreign denominated assets and liabilities and other infrequently occurring items listed in the itemized reconciliations between GAAP and non-GAAP financial measures included in this press release.

2. Excludes contribution of the Portfolio group.

Conference Call

Tucows management will host a conference call today, Thursday, May 7, 2015 at 5:00 p.m. (ET) to discuss the Company’s first quarter 2015 results. Participants can access the conference call by dialing 1-888-231-8191 or 647-427-7450 or via the Internet at http://www.tucows.com/investors.

For those unable to participate in the conference call at the scheduled time, it will be archived for replay both by telephone and via the Internet beginning approximately one hour following completion of the call. To access the archived conference call by telephone, dial 416-849-0833 or 1-855-859-2056 and enter the pass code 32328961 followed by the pound key. The telephone replay will be available until Thursday, May 14, 2015 at midnight. To access the archived conference call as an MP3 via the Internet, go to http://www.tucows.com/investors.

About Tucows

Tucows is a provider of network access, domain names and other Internet services. Ting (https://ting.com) delivers mobile phone service and fixed Internet access with outstanding customer support. OpenSRS (http://opensrs.com) manages over fourteen million domain names and millions of value-added services through a global reseller network of over 13,000 web hosts and ISPs. Hover (http://hover.com) makes it easy for individuals and small businesses to manage their domain names and email addresses. More information can be found on Tucows’ corporate website (http://tucows.com).

This release includes forward-looking statements as that term is defined in the U.S. Private Securities Litigation Reform Act of 1995 including statements regarding our expectations regarding our future financial results and, in particular, our expectations for Ting and its impact on our financial performance. These statements are based on management’s current expectations and are subject to a number of uncertainties and risks that could cause actual results to differ materially from those described in the forward-looking statements, including the acceptance of Ting in the market. Information about other potential factors that could affect Tucows’ business, results of operations and financial condition is included in the Risk Factors sections of Tucows’ filings with the Securities and Exchange Commission. All forward-looking statements should be evaluated with the understanding of their inherent uncertainty. All forward-looking statements are based on information available to Tucows as of the date they are made. Tucows assumes no obligation to update any forward-looking statements, except as may be required by law.

TUCOWS is a registered trademark of Tucows Inc. or its subsidiaries. All other trademarks and service marks are the properties of their respective owners.

Contact:

Lawrence Chamberlain

TMX Equicom

(416) 815-0700 ext. 257

lchamberlain@tmxequicom.com